HUTTIG BUILDING PRODUCTS REPORTS THIRD QUARTER RESULTS

Record Net Sales of $301.9 Million

Record EPS from Continuing Operations of $0.31

ST. LOUIS, MO, October 26, 2005 – Huttig Building Products, Inc. (NYSE: HBP), a leading domestic distributor of millwork, building materials and wood products, announced record results for the three months ended September 30, 2005.

Summary of Third Quarter Results

(In millions, except per share data)	Three Months Ended September 30, 2005		Three Months Ended September 30, 2004
Net Sales	$301.9		$257.0
Gross Margin	$58.5	19.4%	$49.7	19.3%
Operating Expenses	$45.6	15.1%	$39.6	15.4%
Operating Profit	$11.4	3.8%	$9.2	3.6%
Income from Continuing Operations	$6.3	2.1%	$4.7	1.8%
EPS from Continuing Operations (diluted)	$0.31		$0.23

Huttig reported record net sales of $301.9 million for the 2005 third quarter, a 17% increase over the year ago period. Operating profit increased 24% to $11.4 million, and income from continuing operations increased 34% to $6.3 million, for a record EPS from continuing operations of $0.31 per diluted share. These results compare to income from continuing operations of $4.7 million, or $0.23 per diluted share, in last year’s quarter, which included a $0.3 million gain on disposal of capital assets. Bank debt net of cash decreased to $60.5 million at September 30, 2005 from $66.1 million at September 30, 2004.

“We made significant progress in the third quarter as we executed our strategic plan to expand market share,” said Michael A. Lupo, Huttig President and CEO. “Results benefited from our broad national footprint combined with our extensive product offerings. Demand was especially strong in the Southeast and West, and national accounts generated $93.4 million of net sales, a 17% increase over the prior year quarter. The Dallas branch continued to improve and contributed positively to operating results. As a group, the operating performance of our other new and expanded branches also improved from the second quarter, and increased pricing in wood panel products following Hurricanes Katrina and Rita benefited gross margin.”

“I also am thankful to report that we suffered no significant injuries to our employees and no damage to our facilities as a result of Hurricanes Katrina and Rita, although our branch in Jackson, MS was closed for several days,” Mr. Lupo said. “Unfortunately, this week our leased facility in Riviera Beach, FL suffered significant damage as a result of Hurricane Wilma. We are currently assessing the extent of the damage and the status of insurance coverage. We are also working on plans to service our South Florida customers from our other three Florida facilities.”

New branches, primarily Dallas, but also Atlanta, Minneapolis and Long Island, accounted for approximately 9% of the year over year growth in net sales in the quarter. Same branch sales increased approximately 8% over the prior year quarter, due to increased millwork and building products sales.

Summary of Nine Month Results

(In millions, except per share data)	Nine Months Ended September 30, 2005		Nine Months Ended September 30, 2004
Net Sales	$832.7		$713.6
Gross Margin	$158.9	19.1%	$139.7	19.6%
Operating Expenses	$131.2	15.8%	$115.2	16.1%
Operating Profit	$26.0	3.1%	$21.5	3.0%
Income from Continuing Operations	$13.8	1.7%	$11.8	1.7%
EPS from Continuing Operations (diluted)	$0.68		$0.59

Net sales of $832.7 million in the 2005 nine months represented a 17% increase over the year ago period. Operating profit increased approximately 21% to $26.0 million, which included a $2.5 million gain on disposal of capital assets as compared to a $0.8 million gain in the 2004 period. Excluding these gains, operating profit increased approximately 14%. Income from continuing operations totaled $13.8 million, or $0.68 per diluted share, compared to $11.8 million, or $0.59 per diluted share, in the prior year period. The 2005 nine months reflected an effective tax rate of 38.5% as compared to 33% in the year ago period due to the closure of multi-year audits in 2004.

New branches, primarily Dallas, accounted for approximately 10% of the year over year sales growth for the nine months. Same branch sales increased approximately 7% due to increased sales of millwork and building products.

Outlook

“During the fourth quarter, we expect continued strong sales in the Southeast and West, but soft housing activity may continue to affect some areas in the Midwest and Northeast,” Mr. Lupo said. “We anticipate higher gross margins on wood product in the fourth quarter of 2005 as compared to the same period in 2004. However, we do not anticipate the same level of gross margin benefit on wood panel products in the fourth quarter as we experienced in the 2005 third quarter. In addition, we expect fuel costs to remain high. We are narrowing our forecasted range of 2005 income from continuing operations to $0.85 to $0.90 per diluted share, versus $0.78 per diluted share in 2004, and we anticipate that our 2005 net sales will approach $1.1 billion, versus $938.4 million in 2004,” added Mr. Lupo. “This forecast does not take into account the potential financial impact of Hurricane Wilma on our operations in South Florida.”

Conference Call

Management will host a conference call on Thursday, October 27, 2005, at 11:00 AM Eastern Time (10:00 AM Central Time) to discuss financial results for the third quarter ended September 30, 2005. To access the conference call, please dial 1-888-874-9713 approximately ten minutes prior to the scheduled time. A replay of the conference call will be available through November 7, 2005 by dialing 1-877-519-4471. The required PIN number for the replay is 6224574.

About Huttig

Huttig Building Products, Inc., currently in its 120th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 46 distribution centers serving 47 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes, and cover approximately 85% of the country’s housing starts.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Contact: Nancy Ahillen, Investor Relations, 314-216-2600, nahillen@huttig.com.

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HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(UNAUDITED)

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$301.9	$257.0	$832.7	$713.6
Cost of sales	243.4	207.3	673.8	573.9

Gross margin	58.5	49.7	158.9	139.7
Operating expenses	45.6	39.6	131.2	115.2
Depreciation and amortization	1.5	1.2	4.2	3.8
Gain on disposal of capital assets	—	(0.3)	(2.5)	(0.8)

Operating profit	11.4	9.2	26.0	21.5

Other Expense:
Interest expense, net	(1.2)	(1.2)	(3.5)	(3.4)
Write-off of unamortized loan fees	—	(0.5)	—	(0.5)

Total other expense, net	(1.2)	(1.7)	(3.5)	(3.9)
Income from continuing operations before income taxes	10.2	7.5	22.5	17.6
Provision for income taxes	3.9	2.8	8.7	5.8

Income from continuing operations	6.3	4.7	13.8	11.8
Income from discontinued operations, net of taxes	—	1.3	1.3	3.6

Net income	$6.3	$6.0	$15.1	$15.4

Income from continuing operations per diluted share	$0.31	$0.23	$0.68	$0.59
Income from discontinued operations per diluted share	—	0.07	0.06	0.19

Net income per diluted share	$0.31	$0.30	$0.74	$0.78

Average diluted shares outstanding (thousands)	20,577	19,970	20,393	19,819

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN MILLIONS)

	September 30, 2005	December 31, 2004	September 30, 2004
ASSETS
Cash	$3.7	$1.9	$14.9
Trade Accounts Receivable	118.8	73.1	99.5
Inventory	109.9	74.2	95.0
Net Assets Held for Sale	—	7.9	9.3
Property, Plant and Equipment and Other Assets	72.4	57.9	56.9

	$304.8	$215.0	$275.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$94.8	$58.9	$80.6
Accrued and Other Liabilities	34.4	30.3	26.4
Bank Debt	64.2	34.8	81.0

	193.4	124.0	188.0

Total Shareholders’ Equity	111.4	91.0	87.6

Total Liabilities and Shareholders’ Equity	$304.8	$215.0	$275.6

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6.3	$6.0	$15.1	$15.4
Adjustments to reconcile net income to cash used in operations
(excluding the effect of dispositions):
Net income from discontinued operations	—	(1.3)	(1.3)	(3.6)
Depreciation & amortization	1.7	1.4	4.7	4.3
Gain on disposal of capital assets	—	(0.3)	(2.5)	(0.8)
Deferred income taxes	0.9	3.3	1.4	4.9
Changes in operating assets and liabilities:
Trade accounts receivable	(11.3)	(5.8)	(43.4)	(35.5)
Inventories	0.4	1.1	(27.4)	(28.2)
Trade accounts payable	(1.3)	(5.7)	30.9	19.3
Other	0.9	0.6	(1.2)	6.4

Net cash used in operating activities of continuing operations	(2.4)	(0.7)	(23.7)	(17.8)
Net cash used in operating activities of discontinued operations	—	(4.1)	(1.0)	(6.4)

Total cash provided by (used in) operating activities	(2.4)	(4.8)	(24.7)	(24.2)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for continuing operations	(1.2)	(1.1)	(4.5)	(2.3)
Acquisition of Texas operations	—	—	(15.0)	—
Proceeds from disposition of capital assets	0.1	0.7	2.7	1.2
Proceeds from disposition of discontinued operations	—	20.5	10.8	20.5

Total cash provided by (used in) investing activities	(1.1)	20.1	(6.0)	19.4

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(0.8)	(0.5)	(1.4)	(1.2)
Borrowing of debt on revolving debt agreements, net	(2.6)	(33.5)	29.4	(12.5)
Term loan	—	30.0	—	30.0
Debt issue costs	—	(1.6)	—	(1.6)
Proceeds from exercise of stock options	0.3	—	4.5	—

Total cash provided by (used in) financing activities	(3.1)	(5.6)	32.5	14.7

NET INCREASE (DECREASE) IN CASH	(6.6)	9.7	1.8	9.9
CASH, BEGINNING OF PERIOD	10.3	5.2	1.9	5.0

CASH, END OF PERIOD	$3.7	$14.9	$3.7	$14.9